Exhibit 99.2

NEWS RELEASE

DRESS BARN, INC. REPORTS RECORD THIRD QUARTER SALES AND EARNINGS

-- 3Q ‘06 Comparable Sales Increase 7% --
-- 3Q ‘06 Earnings Per Share Increase 71% to $0.29 --
-- Raises Fiscal 2006 EPS Guidance to $1.10 --
-- Introduces Fiscal 2007 EPS Guidance of $1.25 to $1.30 --

SUFFERN, NY - MAY 31, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported record third fiscal quarter sales and earnings results.

Net earnings for the 13-week period ended April 29, 2006 increased 96% to a record $20.0 million, or $0.29 per diluted share, compared to $10.2 million, or $0.17 per diluted share, in the same quarter last year. Last year’s earnings per share and shares outstanding have been adjusted to reflect the two-for-one stock split effective April 3, 2006. This year’s diluted earnings per share were reduced by approximately $0.03 due to the share conversion feature of the Company’s 2.50% Convertible Senior Notes due 2024.

Net sales for the 13-week period ended April 29, 2006 increased 11% to a record $327.2 million compared to $296.0 million in the third quarter of the prior year. Comparable store sales increased 7% for the fiscal third quarter, with dressbarn increasing 10% and maurices increasing 2%.

For the fiscal nine months ended April 29, 2006, net earnings increased 187% to $54.5 million, or $0.81 per diluted share. This compares to $19.0 million, or $0.31 per diluted share, for the comparable period last year. This year’s nine months diluted earnings per share were reduced by approximately $0.06 due to the share conversion feature of the Company’s 2.50% Convertible Senior Notes due 2024.

Net sales for the fiscal nine months ended April 29, 2006 increased 38% to $957.0 million compared to $693.2 million reported for the comparable fiscal nine-month period ended April 30, 2005. The nine-month results were also driven by the inclusion of nine months sales contribution from maurices, compared to four months in the prior year, as well as increased comparable store sales. Comparable store sales increased 9% for this period, with dressbarn increasing 9% and maurices increasing 8%.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “We are extremely pleased with the continued strong momentum in our business. During the quarter we again delivered record sales and earnings, achieving our ninth consecutive quarter of comparable store sales gains. Overall we saw increases across a broad base of merchandise categories for both our dressbarn and maurices brands. We were particularly pleased with the renewed customer response to dresses as a key sales driver for our dressbarn brand, and the robust selling of sportswear across both brands for the Spring season. We remain focused on providing outstanding service and fashion at compelling value to our customers.”

Mr. Jaffe, continued, “We were also pleased to announce during the quarter a two-for-one split of our common stock. This action was the result of our strong operating results and solid stock price performance. This is our Company’s fifth stock split since our 1983 initial public offering and is intended to make our shares more accessible as well as increasing our shareholder base and market liquidity. This action is in keeping with the long-term strategy of our Company to enhance shareholder value.”

Raises Fiscal July, 2006 Earnings Guidance

As a result of the better-than-expected May sales performance, the Company is raising its earnings guidance per diluted share for the full fiscal year ending July 29, 2006 to approximately $1.10 from its previous earnings per share guidance of $1.05 to $1.07. This estimate assumes a comparable store sales increase in the 3% range for the remainder of the quarter.

Fiscal July, 2007 Earnings Guidance

For the fiscal year ending July 28, 2007, the Company estimates earnings per share in the range of $1.25 to $1.30, which represents a 14% to 18% increase over the current estimated per share earnings of $1.10 for fiscal 2006. This estimate is based upon various assumptions, including estimated comparable store sales growth in the 4% range for the year.

Conference Call Information

The Company will conduct a conference call today, May 31, 2006 at 4:30 p.m. Eastern Time to review its third fiscal quarter financial results. Parties interested in participating in the conference call may dial-in at (617) 847-8706, the passcode is 29211800. The conference call will be webcast by Thomson/CCBN and can be accessed by visiting Dress Barn, Inc.’s website at www.dressbarn.com. A recording of the conference call will be available until July 1, 2006 by dialing (617) 801-6888, the passcode is 17350613.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of May 27, 2006, the Company operated 798 dressbarn stores in 45 states and 530 maurices stores in 40 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q for the quarter ended January 28, 2006.

The conference call will be recorded on behalf of Dress Barn, Inc. and consists of copyrighted material. It may not be re-recorded, re-produced, transmitted or re-broadcast, in whole or in part, without the Company’s express written permission. Accessing the call or the rebroadcast represents consent to these terms and conditions. Participation in the call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings - Unaudited
Dollars in thousands except per share amounts

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	April 29,		April 30,		April 29,		April 30,
	2006		2005		2006		2005
			(restated)				(restated)

Net sales	$327,176	100.0%	$295,958	100.0%	$956,972	100.0%	$693,212	100.0%
Cost of sales, including
occupancy and buying costs	193,764	59.2%	183,986	62.2%	573,720	60.0%	433,934	62.6%
Gross profit	133,412	40.8%	111,972	37.8%	383,252	40.0%	259,278	37.4%
Selling, general and
administrative expenses	89,076	27.2%	82,636	27.9%	258,614	27.0%	200,337	28.9%
Depreciation expense	10,279	3.1%	10,007	3.4%	30,852	3.2%	23,908	3.4%
Litigation charge	-	0.0%	799	0.3%	-	0.0%	2,397	0.4%
Operating income	34,057	10.4%	18,530	6.3%	93,786	9.8%	32,636	4.7%

Interest income	804	0.2%	377	0.1%	1,428	0.2%	1,150	0.2%
Interest expense	(1,243)	-0.4%	(2,898)	-1.0%	(4,158)	-0.4%	(4,703)	-0.7%
Other income	381	0.1%	381	0.1%	1,144	0.1%	1,144	0.2%
Earnings before income taxes	33,999	10.4%	16,390	5.5%	92,200	9.6%	30,227	4.4%
Income taxes	13,968	4.3%	6,197	2.1%	37,689	3.9%	11,248	1.6%
Net earnings	$20,031	6.1%	$10,193	3.4%	$54,511	5.7%	$18,979	2.7%
Earnings per share:
Basic:	$0.33		$0.17		$0.89		$0.32
Diluted:	$0.29		$0.17		$0.81		$0.31
Average shares outstanding:
Basic:	61,569		59,672		61,071		59,408
Diluted:	70,229		61,396		67,640		60,968

Note 1:	All prior period share and per share amounts have been adjusted to reflect a two-for-one split of the Company’s common stock effective April 3, 2006.

Note 2:
The above statement has been corrected to reflect an increase in litigation charge with a corresponding decrease in interest expense and operating income of $799,000 and $2,397,000 for the thirteen weeks ended April 30, 2005, and for the thirty-nine weeks ended April 30, 2005, respectively. This had no effect on net income or earnings per share.

The Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited
Dollars in thousands
	April 29,	April 30,
ASSETS	2006	2005
Current Assets:
Cash and cash equivalents	$30,888	$50,026
Restricted cash and investments	100	40,286
Marketable securities and investments	104,287	77
Merchandise inventories	150,402	150,788
Deferred taxes	-	11,251
Prepaid expenses and other	13,575	13,194
Total Current Assets	299,252	265,622

Property and Equipment	448,596	423,703
Less accumulated depreciation and amortization	213,662	189,870
Property and equipment, net	234,934	233,833

Intangible Assets, net	110,460	111,505
Goodwill	132,566	132,566
Other Assets	18,350	19,388
TOTAL ASSETS	$795,562	$762,914
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable-trade	$102,055	$86,891
Accrued salaries, wages and related expenses	41,638	31,873
Other accrued expenses	42,592	35,928
Litigation accrual	-	38,583
Customer credits	17,218	13,316
Income taxes payable	8,031	1,867
Deferred tax liability	365	-
Current portion of long-term debt	1,133	4,825
Total Current Liabilities	213,032	213,283
Long-Term Debt	145,044	232,427
Deferred Rent and Other	46,650	41,620
Deferred Tax Liability	7,236	-
Total Liabilities	411,962	487,330
Shareholders' Equity	383,600	275,584
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$795,562	$762,914